UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of

the Securities Exchange Act of 1934

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☐	Definitive Proxy Statement

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☒	Soliciting Material under §240.14a-12

GCP APPLIED TECHNOLOGIES INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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The following email was distributed to employees of GCP Applied Technologies Inc. on April 3, 2020.

Dear Colleagues,

I wanted to provide an update on GCP’s annual stockholders’ meeting and our recent discussions with one of our investors, Starboard Value. This morning we published an open letter to our stockholders and an updated fact sheet highlighting our recent accomplishments. You can read these materials at investor.gcpat.com.

This year, we are nominating ten candidates for election at the annual meeting, including two new additional independent directors who we believe will bring valuable skills and experience to our Board. You may recall that Starboard has also nominated individuals to serve on our Board. In the letter we published today, we have outlined our attempts to work constructively with Starboard for more than a year, including a proposed settlement that would provide Starboard with representation on our Board, so that we could avoid a proxy contest.

Now more than ever, as we face a global health crisis, our focus should be on the health and safety of our employees and on servicing our customers. Unfortunately, Starboard does not share this view. We have made every effort to avoid the needless distraction of a proxy fight, but our Board ultimately determined that ceding effective control of GCP’s Board to Starboard is not in the best interests of our employees, our customers or our stockholders.

We must stay focused on operational and financial performance and on executing on our plan, which has been delivering results. As we announced on Tuesday, we continue to see positive momentum in the business. We anticipate our first quarter earnings to be consistent with the expectations we shared on our fourth quarter 2019 earnings call, and the actions we have taken in recent months to reduce costs and make our business more efficient and effective have positioned us well to navigate the evolving COVID-19 crisis and manage its effects on our business globally.

Over the next few weeks, you may see additional filings or developments in relation to this matter. Rest assured, we will continue to keep you updated as appropriate. If you receive any calls from outside the company, please send them to Joe DeCristofaro at (617) 498-2616 or at joseph.decristofaro@gcpat.com.

Once again, I want to thank you for the impressive commitment you have shown to GCP and to supporting our customers and suppliers during this unprecedented time. I hope you and your families are staying healthy.

Sincerely,

Randy

Additional Information

GCP intends to file a proxy statement and BLUE proxy card with the U.S. Securities and Exchange Commission (the “SEC”) in connection with its solicitation of proxies for its 2020 Annual Meeting of Stockholders (the “2020 Annual Meeting”). GCP STOCKHOLDERS ARE STRONGLY ENCOURAGED TO READ THE DEFINITIVE PROXY STATEMENT (AND ANY AMENDMENTS AND SUPPLEMENTS THERETO) AND ACCOMPANYING PROXY CARD WHEN THEY BECOME AVAILABLE AS THEY WILL CONTAIN IMPORTANT INFORMATION. Stockholders may obtain the proxy statement, any amendments or supplements to the proxy statement and other documents as and when filed by GCP with the SEC without charge from the SEC’s website at www.sec.gov.

Certain Information Regarding Participants

GCP, its directors and certain of its executive officers may be deemed to be participants in connection with the solicitation of proxies from GCP’s stockholders in connection with the matters to be considered at the 2020 Annual Meeting. Information regarding the ownership of GCP’s directors and executive officers in GCP stock is included in their SEC filings on Forms 3, 4 and 5, which can be found through the SEC’s website at www.sec.gov. More detailed and updated information regarding the identity of potential participants, and their direct or indirect interests, by security holdings or otherwise, will be set forth in the proxy statement to be filed with the SEC. These documents can be obtained free of charge from the sources indicated above.

Cautionary Statements Regarding Forward-Looking Information

This communication includes certain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements are based on the current expectations or beliefs of management of GCP, and are subject to uncertainty and changes in circumstances. Actual results may vary materially from those expressed or implied by the statements herein due to changes in economic, business, competitive, technological and/or regulatory factors, and other factors affecting the operation of the businesses of GCP. More detailed information about these factors may be found in filings made by GCP with the Securities and Exchange Commission, including Annual Reports on Form 10-K and Quarterly Reports on Form 10-Q. GCP is under no obligation to, and expressly disclaims any such obligation to, update or alter forward-looking statements, whether as a result of new information, future events, or otherwise.